Exhibit 10.23

English Translation

LOAN AGREEMENT

Party A: Zhejiang Yuhuan Solar Energy Source Co., Ltd.

Party B: Zhejiang Yuhui Solar Energy Source Co., Ltd.

Whereas, this Loan Agreement is entered into by and between Party A and Party B on this 30th day, October, 2006 with a total amount of RMB 10,000,000.00 (Renminbi Ten Million Yuan only), with the following terms and conditions:

Party A shall advance the first installment of loan, in sum of RMB Five Million Yuan, without interest to Party B on October 30, 2006, and the term of this loan shall be two (2) months and it shall be due on December 30, 2006;

Party A shall advance the second installment of loan, in sum of RMB Five Million Yuan, with monthly interest rate of 0.6%, to Party B on November 13, 2006, and the term of this loan shall be one (1) year. Party B shall repay the principal of this loan and pay the interest thereof on the due date (unless Party A agrees to extend the term of this loan). If Party A demands Party B to repay this loan before the due date, Party B shall do so unconditionally.

If case of any doubt or dispute, it shall be settled by both parties through negotiations. This Agreement shall be made and executed in two (2) counterparts, one for each party hereto.

Party A: Zhejiang Yuhuan Solar Energy Source Co., Ltd. (Seal)

Party B: Zhejiang Yuhui Solar Energy Source Co., Ltd. (Seal)

Date: October 30, 2006